UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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RURBAN FINANCIAL CORP.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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RURBAN FINANCIAL CORP.
401 Clinton Street
Defiance, Ohio 43512
(419) 783-8950

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Defiance, Ohio
March 7, 2007
To the Shareholders of
Rurban Financial Corp.:
     NOTICE IS HEREBY GIVEN that the 24th Annual Meeting of the Shareholders (the “Annual Meeting”) of Rurban Financial Corp. (the “Company”) will be held at the Eagles Club, 711 W. Second Street, Defiance, Ohio, on Thursday, April 19, 2007, at 10:00 a.m., Eastern Daylight Savings Time, for the following purposes:
1.	To elect three (3) directors to serve for terms of three (3) years each.

2.	To transact such other business as may properly come before the Annual Meeting and any adjournment(s) thereof.
     Shareholders of record at the close of business on February 21, 2007 are entitled to receive notice of, and to vote at, the Annual Meeting and any adjournment(s) thereof in person or by proxy.
     You are cordially invited to attend the Annual Meeting. Your vote is important, regardless of the number of common shares you own. Whether or not you plan to attend the Annual Meeting, please sign, date and return your proxy card promptly in the enclosed envelope.

By Order of the Board of Directors,

Kenneth A. Joyce
President and Chief Executive Officer

Proxy Statement for the
Annual Meeting of Shareholders of
RURBAN FINANCIAL CORP.
To Be Held On Thursday, April 19, 2007

RURBAN FINANCIAL CORP.
401 Clinton Street
Defiance, Ohio 43512
(419) 783-8950
PROXY STATEMENT FOR
THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON THURSDAY, APRIL 19, 2007
SOLICITATION AND VOTING
     This proxy statement and the accompanying proxy card are being mailed to shareholders of Rurban Financial Corp. (the “Company”) on or about March 7, 2007, in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Thursday, April 19, 2007, or at any adjournment(s) thereof. The Annual Meeting will be held at 10:00 a.m., Eastern Daylight Savings Time, at the Eagles Club, 711 W. Second Street, Defiance, Ohio.
     A proxy card for use at the Annual Meeting accompanies this proxy statement. Whether or not you plan to attend the Annual Meeting, you may ensure your representation by completing, signing, dating and promptly returning the enclosed proxy card in the envelope provided. You may revoke your proxy at any time before it is actually voted at the Annual Meeting (1) by giving written notice of revocation to the Secretary of the Company at the address of the Company shown on the cover page of this proxy statement; (2) by executing and returning a later-dated proxy card which is received by the Company prior to the Annual Meeting; or (3) by attending the Annual Meeting and giving notice of revocation in person (but only if you are the registered owner of your common shares). If your common shares are held in the name of your broker, financial institution or other holder of record and you wish to revoke your proxy in person, you must bring an account statement or letter from the broker, financial institution or other holder of record indicating that you were the beneficial owner of the common shares on February 21, 2007, the record date for voting (the “Record Date”). Attendance at the Annual Meeting will not, in and of itself, constitute revocation of a proxy.
     Only shareholders of the Company of record at the close of business on the Record Date are entitled to receive notice of, and to vote at, the Annual Meeting and any adjournment(s) thereof. At the close of business on the Record Date, 5,027,433 common shares were outstanding and entitled to vote. Each common share of the Company entitles the holder thereof to one vote on each matter to be submitted to shareholders at the Annual Meeting. A quorum for the Annual Meeting requires the presence, in person or by proxy, of a majority of the outstanding common shares of the Company.
     Shareholders holding common shares in “street name” with a broker, financial institution or other holder of record may be eligible to appoint their proxy electronically via the Internet or telephonically and may incur costs associated with electronic access. Such shareholders should review the information provided to them by their broker or other holder of record. This information will describe the procedures to be followed in instructing the holder of record how to vote the street name common shares and how to revoke previously given instructions.
     Common shares represented by properly executed proxy cards that are returned to the Company prior to the Annual Meeting will be counted toward the establishment of a quorum for the Annual Meeting even though they are marked “Abstain,” “Against,” “Withhold Authority” or “For All Except” or not marked at all. Brokers who hold their customers’ common shares in street name may, under the applicable rules of the exchange or other self-regulatory organizations of which the brokers are members, sign and submit proxy cards for such common shares and may vote such common shares on routine matters, such as the uncontested election of directors. However, brokers who hold common shares in street name may not vote such common shares on non-routine matters without specific instructions from the customer who owns the common shares. Proxy cards that are signed and submitted by brokers that have not been voted on certain matters as described in the previous sentence are referred to as “broker non-votes.” Broker non-votes count toward the establishment of a quorum at the Annual Meeting.
     The Company will bear the costs of preparing, printing and mailing this proxy statement, the accompanying proxy card and any other related materials, as well as all other costs incurred in connection with the solicitation of proxies on behalf of the Company’s Board of Directors other than the Internet and telephone usage charges incurred if a shareholder appoints a proxy electronically through a holder of record. Proxies will be solicited by mail and may be further solicited, for no additional compensation, by officers, directors or employees of the Company and its subsidiaries by further mailing, by telephone or by personal contact. The Company will also pay the standard charges and expenses of brokers, voting trustees, financial institutions and other custodians, nominees and fiduciaries, who are record holders of common shares not beneficially owned by them, for forwarding materials to and obtaining proxies from the beneficial owners of common shares entitled to vote at the Annual Meeting.
     If you are a participant in the Rurban Employee Stock Ownership Plan (the “Rurban ESOP “) and common shares have been allocated to your account in the Rurban ESOP, you will be entitled to instruct the trustee of the Rurban ESOP how to vote those common shares and you may receive your voting instruction card separately. If you do not provide voting instructions, the common shares allocated to your account in the Rurban ESOP will not be voted.
     The Annual Report to the Shareholders of the Company for the fiscal year ended December 31, 2006 (the “2006 fiscal year”) is being delivered with this proxy statement.

Your Vote Is Important. Whether You Own One Share Or Many, Your Prompt
Cooperation In Voting Your Proxy Is Greatly Appreciated.
ELECTION OF DIRECTORS
     There are currently eleven individuals serving as members of the Board of Directors — three in the class whose terms expire at the Annual Meeting, four in the class whose terms expire in 2008 and four in the class whose terms expire in 2009.
     The Board of Directors proposes that each of the three nominees identified below be elected for a new term of three years expiring in 2010. Each nominee was recommended to the Board of Directors by the Executive Governance and Nominating Committee. Each individual elected as a director at the Annual Meeting will hold office for a term of three years and until his or her successor is elected and qualified, or until his or her earlier resignation, removal from office or death. Common shares represented by properly executed and returned proxy cards will be voted FOR the election of the Board of Directors’ nominees unless authority to vote for one or more nominees is withheld. If a nominee who would otherwise receive the required number of votes becomes unavailable or unable to serve as a director for any reason, the individuals designated as proxy holders reserve full discretion to vote the common shares represented by the proxies they hold for the election of the remaining nominees and for the election of any substitute nominee designated by the Board of Directors. The Board of Directors has no reason to believe that any of the nominees named below will not serve if elected.

     The following table gives certain information, as of the Record Date, concerning each nominee for election as a director of the Company. Unless otherwise indicated, each person has held his principal occupation for more than five years.

			Director of the
		Position(s) Held with the	Company	Nominee
		Company and its Subsidiaries	Continuously	for Term
Nominee	Age	and Principal Occupation(s)	Since	Expiring In

Thomas M. Callan	64	(Retired) President and Owner of Defiance Stamping Company, Defiance Ohio, a metal stamping company, from 1980 to May 2005; Trustee, Defiance College; Director of The State Bank and Trust Company (“State Bank”) since 1996.	2001	2010

Richard L. Hardgrove	68	(Retired) President and Chief Executive Officer of the Eastern Region of Sky Bank, Salineville, Ohio from 1998 to 2001; Deputy Superintendent of Banks, State of Ohio, from 1996 to 1998; Director of State Bank since 2004.	2004	2010

Steven D. VanDemark	54	General Manager of Defiance Publishing Company, Defiance, Ohio, a newspaper publisher, since 1985; Director of Defiance Development and Tourism Bureau; Trustee, Defiance College; Chairman of the Board of the Company since 1992; Director of State Bank since 1990; Chairman of the Board of State Bank since 1992; Director of Rurbanc Data Services Inc. (“RDSI”) since 1997; Director of RFCBC, Inc. (“RFCBC”) since 2004.	1991	2010
     The following table gives certain information, as of the Record Date, concerning the current directors whose terms will continue after the Annual Meeting. Unless otherwise indicated, each person has held his or her principal occupation for more than five years.

			Director of the
		Position(s) Held with the	Company	Term
		Company and its Subsidiaries	Continuously	Expires
Name	Age	and Principal Occupation(s)	Since	In

John R. Compo	62	Chairman of Board and President of Compo Corporation, Defiance, Ohio, an industrial property management and logistical warehousing company, since 1966; Director of State Bank since 1985.	1987	2008

John Fahl	70	President of Carlson Millstream Travel, Findlay, Ohio, a travel agency; (Retired) President from 1994 to 2001 of Tire Operations, and Director from 1992 to 2001, of Cooper Tire & Rubber Company, Findlay, Ohio, a tire and rubber manufacturer; Director of Lehigh Technologies, LLC, a manufacturer of rubber powders, since 2004; Director of State Bank since 2004; Chairman and Director of RFCBC since 2004.	1996	2008

Robert A. Fawcett, Jr.	65	Agent, Fawcett, Lammon, Recker and Associates Insurance Agency, Inc., Ottawa, Ohio, sales and service of property and casualty insurance since 1976; Director of State Bank since 2004; Director RFCBC from 2001 to 2004.	1992	2008

Rita A. Kissner	61	(Retired) City of Defiance, Ohio, served as Mayor from 1992 to 1999, Finance Director from 1987 to1991, and Auditor from 1980 to 1986; Downtown Development Director beginning Jan. 2007; Director of State Bank since 2004.	2004	2008

			Director of the
		Position(s) Held with the	Company	Term
		Company and its Subsidiaries	Continuously	Expires
Name	Age	and Principal Occupation(s)	Since	In

Thomas A. Buis	69	Insurance Consultant, Blanchard Valley Health System, Findlay, Ohio, a non-profit parent corporation of an integrated regional health system, since 2004; (Retired) President and Chairman of Spencer-Patterson Agency, Inc., Findlay, Ohio, an insurance agency, from 1975 to 2004; Director of Hancock County Board of Alcohol, Drug Addiction and Mental Health Services (non-profit); Partner of Millsix Enterprises, a real estate partnership; Director of State Bank since 2004; Director of Reliance Financial Services, N.A. (“RFS”) from 2003 to 2005.	2001	2009

Kenneth A. Joyce	58	President and Chief Executive Officer of the Company since August 2002; Chairman and Chief Executive Officer of RDSI since October 1997; Director of State Bank since 2002; Director of RFCBC since 2004; Director of RDSI since 1997; Chairman and Director of RFS since 2005; Director of The Exchange Bank since 2006; Chairman, CEO and Director of Rurban Operations Corp. (“ROC”) since 2006; Director of Promedica-Defiance Regional Medical Center and Promedica Physicians Group; Chairman of Promedica-Defiance Regional Medical Center Finance Committee; Director of United Way (non-profit); Director of Kettenring Country Club.	2002	2009

Thomas L. Sauer	59	President and Owner of City Beverage, a beer distributor; Director of State Bank since August 2004.	2005	2009

J. Michael Walz	63	General Dentist of Defiance Dental Group in Defiance, Ohio since 1970; Director of State Bank since 1989; Director of RFCBC since 2004; Director of RFS from 1997-2005; Chairman and Director of The Exchange Bank since 2006.	1992	2009

     There are no family relationships among any of the directors, nominees for election as directors and executive officers of the Company.
Recommendation and Vote

Your Board Recommends That Shareholders
Vote FOR All Three Nominees
     Under Ohio law and the Company’s Code of Regulations (as amended), the three nominees receiving the greatest number of votes will be elected.
     Common shares represented by properly executed and returned proxy cards will be voted FOR the election of the Board of Directors’ nominees named above unless authority to vote for one or more nominees is withheld. Shareholders may withhold authority to vote for the entire slate as nominated or, by writing the name of one or more nominees on the line provided on the proxy card, withhold the authority to vote for one or more nominees. Common shares as to which the authority to vote is withheld and broker non-votes will be counted for quorum purposes, but will not be counted toward the election of directors or toward the election of the individual nominees specified on the proxy card.
CORPORATE GOVERNANCE
Director Independence
     The Board of Directors has reviewed, considered and discussed each director’s relationships, both direct and indirect, with the Company and its subsidiaries and the compensation and other payments, if any, each director has, both directly and indirectly, received from or made to the Company and its subsidiaries in order to determine whether such director qualifies as independent under Rule 4200(a)(15) of the Marketplace Rules of The Nasdaq Stock Market, Inc. (“NASDAQ”).
     The Board of Directors has affirmatively determined that the Board of Directors has at least a majority of independent directors, and that each of the following directors has no financial or personal ties, either directly or indirectly, with the Company or its subsidiaries (other than compensation as a director of the Company and its subsidiaries, banking relationships in the ordinary course of business with the Company’s banking subsidiaries and ownership of the Company’s common shares as described in this proxy statement) and thus qualifies as independent under NASDAQ Marketplace Rule 4200(a)(15): Thomas A. Buis, Thomas M. Callan, John R. Compo, John Fahl, Robert A. Fawcett, Jr., Richard L. Hardgrove, Rita A. Kissner, Thomas L. Sauer, Steven D. VanDemark and J. Michael Walz.
Nominating Procedures
     The Company has a standing Executive Governance and Nominating Committee that is responsible for identifying and recommending individuals qualified to become directors. The Executive Governance and Nominating Committee recommended Thomas M. Callan, Richard L. Hardgrove and Steven D. VanDemark for re-election as directors of the Company at the Annual Meeting.
     When considering potential candidates for the Board of Directors, the Executive Governance and Nominating Committee strives to assure that the composition of the Board of Directors, as well as its practices and operation, contribute to value creation and to the effective representation of the Company’s shareholders. The Executive Governance and Nominating Committee will consider those factors it deems appropriate in evaluating director candidates, including judgment, skill, strength of character and experience. Depending upon the current needs of the Board of Directors, certain factors may be weighed more or less heavily by the Executive Governance and Nominating Committee.
     In considering candidates for the Board of Directors, the Executive Governance and Nominating Committee evaluates the entirety of each candidate’s credentials and does not have any specific minimum qualifications that must be met by a nominee. However, the Executive Governance and Nominating Committee strives to select candidates who have the highest personal and professional integrity; who have demonstrated exceptional ability and judgment; who will be most effective, in conjunction with the other members of the Board, in serving the long-term interests of the Company’s shareholders; who can devote the necessary time to serve as a director; and who have a working knowledge of financial statements and a sense of proper corporate governance. In addition, no person who is 70 years old or older will be eligible to be elected or re-elected to the Board of Directors.
     The Executive Governance and Nominating Committee considers candidates for the Board of Directors from any reasonable source, including shareholder recommendations. The Executive Governance and Nominating Committee does not evaluate candidates differently based on who has made the recommendation or the source of the recommendation. The Executive Governance and Nominating Committee has the authority under its charter to hire and pay a fee to consultants or search firms to assist in the process of identifying and evaluating candidates. No such consultants or search firms have been used to date and, accordingly, no fees have been paid to consultants or search firms.
     Shareholders may recommend director candidates for consideration by the Executive Governance and Nominating Committee by writing to Steven D. VanDemark, Chairman of the Board of the Company, Thomas A. Buis, Chairman of the Executive Governance and Nominating Committee, Kenneth A. Joyce, President and Chief Executive Officer of the Company, or Valda Colbart, the Company’s Investor Relations Officer. To be considered, recommendations must be received at the Company’s principal office located at 401 Clinton Street, Defiance, Ohio 43512 no later than June 30th of the year preceding the annual meeting of shareholders and must state the qualifications of the proposed candidate.
     Shareholders may also nominate an individual for election as a director of the Company by following the procedures set forth in the Company’s Code of Regulations. Pursuant to the Code of Regulations, all shareholder nominations must be made in writing and delivered or mailed (by first class mail, postage prepaid) to the Secretary of the Company at the Company’s principal office located at 401 Clinton Street, Defiance, Ohio 43512. Nominations for an annual meeting of shareholders must be received by the Secretary of the Company on or before the later of (a) the February 1st immediately preceding the date of the annual meeting of shareholders or (b) the 60th day prior to the first anniversary of the most recent annual meeting of shareholders at which directors were elected. However, if the annual meeting of shareholders is not held on or before the 31st day next following the first anniversary of the most recent annual meeting of shareholders at which directors were elected, nominations must be received by the Secretary of the Company within a reasonable time prior to the date of the annual meeting of shareholders. Nominations for a special meeting of shareholders at which directors are to be elected must be received by the Secretary of the Company no later than the close of business on the 7th day following the day on which the notice of the special meeting was mailed to shareholders. In any event, each nomination must contain the following information: (a) the name, age, business address and residence address of each proposed nominee; (b) the principal occupation or employment of each proposed nominee; (c) the number of common shares owned beneficially and of record by each proposed nominee and the length of time the proposed nominee has owned such shares; and (d) any other information required to be disclosed with respect to a nominee for election as a director under the proxy rules promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Nominations not made in accordance with the Company’s Code of Regulations will not be effective.
Code of Conduct
     In accordance with the applicable provisions of the NASDAQ Marketplace Rules and the rules and regulations of the SEC, the Board of Directors has adopted the Rurban Financial Corp. Code of Conduct and Ethics which applies to the directors, officers and employees of the Company and its subsidiaries. The Code of Conduct and Ethics is available on the Company’s website at www.rurbanfinancial.net by first clicking “Corporate Governance” and then “Code of Conduct.”
Communications with the Board
     Shareholders may initiate communication to the Board either generally or in care of Valda Colbart, the Company’s Investor Relations Officer, or another corporate officer. There is no screening process, and all shareholder communications that are received by officers for the Board’s attention are forwarded to the Board.
     Any communication to the Board may be mailed to the Board, in care of Valda Colbart, the Company’s Investor Relations Officer, at the Company’s headquarters, 401 Clinton Street, Defiance, Ohio 43512. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Shareholder-Board Communication” or “Shareholder-Director Communication.” In addition, communication via the Company’s website at www.rurbanfinancial.net may be used. All such communications, whether via mail or the website, must identify the author as a shareholder and clearly state whether the intended recipients are all members of the Board or just certain specified individual directors. The Investor Relations Officer will make copies of all such communications and circulate them to the appropriate director or directors without any screening.
Director Stock Ownership Policy
     The Company has a Director Stock Ownership Policy that requires each director of the Company to own a minimum of 2,500 common shares of the Company. Newly elected directors are required to own 33% of the required number of common shares (i.e., 825 common shares) by the end of the first year of service, 66% of the required number of common shares (i.e., 1,650 common shares) by the end of the second year of service, and the full required number of common shares (i.e., 2,500 common shares) by the end of the third year of service on the Company’s Board.
MEETINGS AND COMMITTEES OF THE BOARD
     Each Director is expected to devote sufficient time, energy and attention to ensure diligent performance of his or her duties and to attend all Board, committee and shareholders’ meetings. The Board of Directors of the Company met thirteen times during 2006, of which twelve were regularly scheduled meetings and one was an unscheduled meeting. All Directors attended 75% or more of the aggregate of the number of meetings held by the Board of Directors and the number of meetings held by the Board committees on which he or she served. In accordance with the NASDAQ Marketplace Rules, the independent directors meet in executive session as appropriate matters for their consideration arise.

     The Company encourages all incumbent directors and director nominees to attend each annual meeting of shareholders. All of the incumbent directors and director nominees attended the Company’s last annual meeting of shareholders held on April 20, 2006.
Committees of the Board
     The Board of Directors has five standing committees to facilitate and assist the Board in the execution of its responsibilities. The committees are currently the Audit Committee, the Compensation Committee, the Executive-Compliance Committee, the Executive Governance and Nominating Committee and the Loan Review Committee. The charters of the Audit Committee, the Compensation Committee and the Executive Governance and Nominating Committee are available on the Company’s website at www.rurbanfinancial.net by first clicking “Corporate Governance” and then “Supplementary Info.” The charter of each committee is also available in print to any shareholder who requests it.
     The following table shows current membership for each of the standing Board committees.

Audit	Compensation	Executive-Compliance
Committee	Committee	Committee

Thomas M. Callan	John R. Compo	John R. Compo
Robert A. Fawcett Jr.*	John Fahl*	Robert A. Fawcett, Jr.
Richard L. Hardgrove	Steven D. VanDemark	Kenneth A. Joyce
Rita A. Kissner	J. Michael Walz	Rita A. Kissner
Steven D. VanDemark*
J. Michael Walz
Executive Governance & Nominating Committee	Loan Review Committee

Thomas A. Buis*	Thomas A. Buis
Robert A. Fawcett Jr.	Thomas M. Callan*
Steven D. VanDemark	Thomas L. Sauer
J. Michael Walz

*	Committee Chairman

     Audit Committee
     The Audit Committee has four members and met seven times during the 2006 fiscal year. The Board of Directors has determined that each member of the Audit Committee qualifies as independent under NASDAQ Marketplace Rules 4200(a)(15) and 4350(d)(2), as well as under Rule 10A-3 promulgated under the Exchange Act.
     The Board of Directors has determined that each member of the Audit Committee is able to read and understand financial statements, including the Company’s balance sheet, income statement and cash flow statement, and is qualified to discharge his or her duties to the Company and its subsidiaries. In addition, the Board of Directors has determined that Richard L. Hardgrove qualifies as an “audit committee financial expert” for purposes of Item 407(d)(5) of Regulation S-K promulgated by the SEC by virtue of his service as the President and Chief Executive Officer of Sky Bank prior to his retirement.
     The Audit Committee is organized and conducts its business pursuant to a written charter adopted by the Board of Directors. At least annually, the Audit Committee reviews and reassesses the adequacy of its charter and recommends changes to the full Board of Directors as necessary. As set forth in the Audit Committee Charter, the purpose of the Audit Committee is to assist the Board of Directors in its oversight of:
•	the accounting and financial reporting principles and policies and the internal accounting and disclosure controls and procedures of the Company and its subsidiaries;

•	the Company’s internal audit function;

•	the certification of the Company’s quarterly and annual financial statements and disclosures; and

•	the Company’s consolidated financial statements and the independent audit thereof.
     The Audit Committee is also directly responsible for the appointment, compensation, retention and oversight of the work of the independent registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attestation services. The independent registered public accounting firm reports directly to the Audit Committee. The Audit Committee evaluates the independence of the independent registered public accounting firm on an ongoing basis. Additionally, the Audit Committee reviews and pre-approves all audit services and permitted non-audit services provided by the independent registered public accounting firm to the Company or any of its subsidiaries and ensures that the independent registered public accounting firm is not engaged to perform the specific non-audit services prohibited by law, rule or regulation. The Audit Committee is also responsible for establishing procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, including the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.
     Additional information regarding the Audit Committee is provided under the heading “Audit Committee Disclosure” beginning on page 39 of this proxy statement. In addition, the “Audit Committee Report” relating to the 2006 fiscal year is set forth on page 40 of this proxy statement.
     Compensation Committee
     The Compensation Committee has four members and met twice during the 2006 fiscal year. The Board of Directors has determined that each member of the Compensation Committee qualifies as independent under Rule 4200(a)(15) of the NASDAQ Marketplace Rules. In addition, each member of the Compensation Committee qualifies as an “outside director” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), and as a “non-employee director” for purposes of Section 16b-3 under the Exchange Act.
     The function of the Compensation Committee is to review and recommend to the Board of Directors of the Company the salary, bonus and other compensation to be paid to, and the other benefits to be received by, the Company’s executive officers, including the President and Chief Executive Officer. In addition, the Compensation Committee also evaluates and makes recommendations regarding the compensation of the directors, including their compensation for services on Board committees. The Compensation Committee also administers the Rurban Financial Corp. Stock Option Plan.
     Additional information regarding the Compensation Committee is provided under the heading “Compensation Discussion and Analysis” beginning on page 14 of this proxy statement. In addition, the “Compensation Committee Report” relating to the 2006 fiscal year is set forth on page 20 of this proxy statement.
     Executive-Compliance Committee
     The Executive-Compliance Committee has six members and did not meet during the 2006 fiscal year. The function of the Executive-Compliance Committee is to act on behalf of the Board of Directors between regularly scheduled meetings of the Board of Directors and to monitor corporate compliance with applicable laws and regulations. The issues that would normally be addressed by the Executive-Compliance Committee in absence of a meeting of the full Board were addressed by the full Board in 2006, resulting in no requirement to convene this Committee.
     Executive Governance and Nominating Committee
     The Executive Governance and Nominating Committee has four members and met once during the 2006 fiscal year. The Board of Directors has determined that each member of the Executive Governance and Nominating Committee qualifies as independent under NASDAQ Marketplace Rule 4200(a)(15).
     The function of the Executive Governance and Nominating Committee is to assist the Board of Directors in identifying qualified individuals to become directors of the Company and its subsidiaries, determining the composition of the boards of directors and their committees, monitoring a process to assess the effectiveness of the boards of directors and developing and implementing the Company’s corporate governance guidelines. The Executive Governance and Nominating Committee also evaluates the performance of the current members of the boards of directors of the Company and its subsidiaries on an annual basis.
     Loan Review Committee
     The Loan Review Committee has three members and met four times during the 2006 fiscal year. The function of the Loan Review Committee is to assist the Board of Directors in fulfilling its oversight responsibilities of credit quality in the subsidiary banks. The Loan Review Committee is comprised of independent directors who are not involved in the loan approval process at subsidiary banks, except when full Board approval is required due to the nature or size of a particular credit being presented.
Compensation Committee Interlocks and Insider Participation

     The Compensation Committee is comprised entirely of independent directors.

COMPENSATION DISCUSSION AND ANALYSIS
Overview of Compensation Program
     The Compensation Committee (for purposes of this analysis, the “Committee”) of the Board of Directors of the Company has responsibility for establishing, implementing and continually monitoring adherence with the Company’s compensation philosophy. The Committee ensures that the total compensation paid to the executive officers of the Company is fair, reasonable and competitive. The Committee also provides oversight for all significant compensation plans for all officers, non-officers, and directors.
     Throughout this proxy statement, the individuals who served as the Company’s Chief Executive Officer and Chief Financial Officer during the 2006 fiscal year, as well as the other individuals included in the Summary Compensation Table on page 21 of this proxy statement, are referred to as the “named executive officers.”
Compensation Philosophy and Objectives
     The Committee believes that the most effective executive compensation program is one that is designed to reward the achievement of specific, long-term and strategic goals by the Company, and which aligns executives’ interests with those of the shareholders by rewarding performance above established goals, with the ultimate objective of improving shareholder value. The Committee evaluates both performance and compensation to ensure that the Company maintains its ability to attract and retain quality employees in key positions. The Committee attempts to ensure that the compensation provided to key employees of the Company and its subsidiaries, including the named executive officers, remains competitive relative to the compensation paid to similarly situated employees at comparable companies. The Committee further believes that such compensation should include both cash and equity-based compensation that rewards performance as measured against established goals.
     In determining the compensation of the executive officers of the Company, including the named executive officers, the Compensation Committee has sought to create a compensation program which is competitive with programs of a peer group of similar organizations and that links compensation to financial performance, rewards above-average corporate performance and recognizes individual contributions and achievements. There are two components of the annual cash compensation program for the executive officers of the Company: (1) a base salary component; and (2) an incentive bonus component payable under the RFC Incentive and Compensation Plan (the “Incentive Compensation Plan”), which directly links bonuses to the financial performance of the Company.
Role of Executive Officers in Compensation Decisions
     The Committee makes all compensation decisions for the named executive officers and approves recommendations regarding equity awards such as stock options for all officers and directors of the Company. The Committee reviews, modifies as necessary and approves recommendations made by the Chief Executive Officer regarding the Incentive Compensation Plan for all other officers and staff of the Company. Decisions regarding annual merit increases in salaries of all officers and employees are based upon comparable market conditions, Company performance and inflation rates, and the range of such increases are presented by the Chief Executive Officer to the Committee or the full Board of Directors on an annual basis.
Setting Executive Compensation

     Based on the foregoing objectives, the Committee has structured the Company’s cash and non-cash executive compensation to motivate executives to achieve the business goals set by the Company and reward the executives for achieving those goals.
     The Compensation Committee utilized the services of L.R. Webber Associates, Inc. (“Webber”), a regionally recognized independent compensation consulting company, to review and to make recommendations regarding the competitiveness and effectiveness of the Company’s executive compensation program for the 2005 fiscal year and previous years. As part of that review, Webber was requested to review executive compensation programs of banking organizations that shared one or more common traits with the Company (such as asset size and geographic location). A specially-designed peer group was constructed from an “SNL Executive Compensation Review” that included fifteen (15) financial service companies selected from Indiana, Michigan, Ohio and Pennsylvania that were considered reflective of the complexity presented by the Company, especially for the positions of Chief Executive Officer and Chief Financial Officer. Comparisons were also made with information from BAI.
     The information and recommendations of Webber have been utilized by the Compensation Committee and the Board of Directors to construct its compensation plan. The Company uses the peer group information to ensure that the compensation provided to the Company’s executive officers remains competitive and enables the Company to continue to attract and retain high quality executive talent. The use of compensation consulting services is available to the Committee at any time and will be used as conditions change requiring review of the Company’s compensation plan.
     The Company’s compensation programs were not changed in an significant manner during the 2006 fiscal year, and neither Webber nor any other compensation consultants were engaged by the Committee during the 2006 fiscal year.
2006 Executive Compensation Components
     Overview
     For the fiscal year ended December 31, 2006, the principal components of compensation for named executive officers were:
•	base salary;

•	performance-based incentive compensation;

•	retirement, severance and change in control benefits; and

•	perquisites and other personal benefits.
     Base Salary
     The determination of the base salaries of the executive officers of the Company is based upon an overall evaluation of a number of factors, including a subjective evaluation of individual performance, contributions to the Company and its subsidiaries, and analysis of how the Company’s and its subsidiaries’ compensation of its executive officers compares to compensation of individuals holding comparable positions with companies of similar asset size and complexity of operations.
     During its review of each executive’s base salary, the Committee primarily considers:
•	market data provided by outside consultants such as Webber;

•	internal review of the executive’s compensation, both individually and relative to other officers; and

•	individual performance of the executive.
     Salary levels are typically considered annually as part of the Company’s performance review process as well as upon promotion or other change in job responsibility. Merit based increases to salaries of the named executive officers are based on the Committee’s assessment of the individual’s performance and the other factors described above.
     Performance-Based Incentive Compensation
     Pursuant to the Incentive Compensation Plan, all employees of the Company, including the named executive officers, are eligible to earn annual cash incentive bonuses based upon the Company’s performance. The Incentive Compensation Plan is designed to align the goals and performance of the officers and employees of the Company and its subsidiaries with organizational-wide objectives of the Company such as building a financial high-performance organization; growing the business; ensuring sound operations, policies and procedures; and building on the Value Proposition strength within each business unit.
     Under the Incentive Compensation Plan, annual target awards are established for employees, including the named executive officers, which target awards are expressed as a percentage of salary (calculated as base earnings (salary) plus overtime, if any, received during the calendar year). The payment amount, if any, of bonus awards under the Incentive Compensation Plan are determined after the end of the Company’s fiscal year based on the Company’s actual net income as compared to the Company’s budgeted net income for the fiscal year and other qualitative performance measures. For fiscal year 2006, key executives were eligible to receive bonuses in amounts up to 28% of their salaries under the Incentive Compensation Plan if budget goals were substantially exceeded.
     The payment of a bonus award to an executive officer or other employee under the Incentive Compensation Plan is expressly conditioned upon the executive officer’s or other employee’s Business Unit (i.e., State Bank, The Exchange Bank, RDSI or Reliance) receiving a “Satisfactory” rating or better on examinations and significant audits. If a Business Unit receives an “Unsatisfactory” rating on a regulatory examination, all employees of the Business Unit will be disqualified from receiving any bonus awards under the Incentive Compensation Plan regardless of whether the Company met the applicable net income and other qualitative targets for that fiscal year.
     All provisions of the Incentive Compensation Plan, including target awards, are approved annually by the Compensation Committee and the boards of the directors of the appropriate Business Units.
     Stock Option Plan
     The Company believes that it is also important to provide compensation which serves as an incentive for long-term corporate financial performance. In that regard, the Board of Directors of the Company adopted, and the shareholders of the Company approved, the Rurban Financial Corp. Stock Option Plan (the “Stock Option Plan”). The purpose of the Stock Option Plan is to encourage participants to acquire or increase and retain a financial interest in the Company, to remain in the service of the Company and to put forth maximum efforts for the success of the Company, and to enable the Company and its subsidiaries to compete effectively for the services of potential employees and directors by furnishing an additional incentive to join the service of the Company and its subsidiaries.

     Under the Stock Option Plan, directors, officers and other key employees of the Company and its subsidiaries have been selected by the Compensation Committee to receive awards. The Stock Option Plan authorizes the granting of (i) incentive stock options (as defined in Section 422 of the Internal Revenue Code), (ii) non-qualified stock options and (iii) stock appreciation rights (SARs). Each option or SAR awarded under the Stock Option Plan has an exercise or base price equal to 100% of the fair market value of the Company’s common shares on the date of grant. If there is no appreciation in the market value of the common shares, the options or SARs will be valueless. Thus, in contrast to the base salary and incentive components of compensation, option grants are tied directly to the market price performance of the Company’s common shares. Effective March 12, 2007, the current Stock Option Plan will expire. At this time, approval from the shareholders for a new plan or an extension of the current plan will not be sought.
     Retirement, Severance and Change in Control Benefits
     Employment Agreement. The Company entered into an Employment Agreement on March 1, 2006 with Kenneth A. Joyce, President and Chief Executive Officer of the Company (the “Employment Agreement”). Under the terms of the Employment Agreement, Mr. Joyce is entitled to receive certain severance or change in control payments and benefits if he is terminated by the Company under certain circumstances. Information regarding the payments and benefits provided under the Employment Agreement is set forth under the heading “EMPLOYMENT AGREEMENT” beginning on page 29 of this proxy statement.
     SERP Agreements. The Company entered into Supplemental Executive Retirement Plan Agreements with Kenneth A. Joyce, Mark A. Klein, Duane L. Sinn and Henry R. Thiemann (the “SERP Agreements) effective March 1, 2006. Under the terms of the SERP Agreements, the executive officers are entitled to receive certain benefits following retirement. Information regarding the payments and benefits provided under the SERP Agreements (including the present value of the accumulated benefits under the SERP Agreements) is set forth under the heading “PENSION BENEFITS FOR 2006” beginning on page 23 of this proxy statement.
     Change in Control Agreements. The Company entered into Change in Control Agreements on March 1, 2006 with Mark A. Klein, Duane L. Sinn and Henry R. Theimann (the “Change in Control Agreements”). Under the terms of the Change in Control Agreements, each of the executive officers is entitled to receive certain benefits, including a lump sum cash payment, if the executive officer is terminated by the Company under certain circumstances in connection with a “change in control” of the Company. Information regarding the Change in Control Agreements is set forth under the heading “CHANGE IN CONTROL AGREEMENTS” beginning on page 26 of this proxy statement.
     Rurban ESOP. The officers and employees of the Company and its subsidiaries are encouraged to maintain a significant long-term stock ownership position with the Company. This has been fostered not only through the grant of options under the Stock Option Plan, but also by the Rurban ESOP which also serves as an employee retirement plan. All full-time employees of the Company and its subsidiaries, including the named executive officers, are eligible to participate in the Rurban ESOP. Each year the Company and its subsidiaries may contribute an amount in cash and/or Company common shares determined by the Compensation Committee or full Board of Directors to the Rurban ESOP. The contribution is allocated to the accounts of participants pro rata based on the amount of each participant’s compensation. The Company and its subsidiaries contributed an aggregate amount of $531,000 to the Rurban ESOP with respect to the 2006 fiscal year. All amounts allocated to a participant’s account under the Rurban ESOP become vested following three years of continuous service with the Company and its subsidiaries.

     Rurban 401(k) Savings Plan. All employees of the Company and its subsidiaries, including the named executive officers, are eligible to participate in the Rurban 401(k) Savings Plan (the “Rurban Savings Plan”). There are three types of contributions that are contemplated under the Rurban Savings Plan: (1) pre-tax elective deferral contributions by each participant of a percentage of his or her annual compensation; (2) matching contributions made by the employer in cash in an amount determined by the Board of Directors; and (3) qualified rollover contributions by a participant from another qualified plan. The Company and its subsidiaries contributed an aggregate amount of $307,000 to the Rurban Savings Plan with respect to the 2006 fiscal year. For the 2006 fiscal year, the amount of the matching contributions made on behalf of each participant in the Rurban Savings Plan was 50% of the amount of such participant’s pre-tax elective deferral contributions, but only upon that portion of his or her pre-tax elective deferral contributions which did not exceed 6% of his or her annual compensation. All employee contributions to the Rurban Savings Plan are fully-vested upon contribution.
     Rurban Employee Stock Purchase Plan. The Company has a qualified Employee Stock Purchase Plan (the “ESPP”). The purpose of the ESPP is to provide employees of the Company and its subsidiaries with a convenient means by which they may purchase common shares of the Company on the open market. The shares offered through this program are purchased at market value and are not discounted.
     All employees of the Company and its subsidiaries are eligible to participate in the ESPP as of the first day of the month coincident with or immediately following the completion of three (3) months of employment with the Company or one of its subsidiaries, and will be a participant as of that date. If a participant elects to participate in the ESPP, the participant authorizes the Company to deduct from his or her compensation for each payroll period the amount so elected on the applicable enrollment form. All payroll deductions under the ESPP are made on an after-tax basis. All payroll deductions made under the ESPP are forwarded by the Company to its agent. When the agent receives the payroll deductions, as soon as practicable, the agent purchases on the open market such number of common shares as may be purchased with such payroll deductions. In addition, the agent will apply all cash dividends, if any, paid with respect to common shares held in a participant’s account to the purchase on the open market of additional common shares.
     Perquisites and Other Personal Benefits
     The Company provides named executive officers with perquisites and other personal benefits that the Company and the Committee believe are reasonable and consistent with its overall compensation program to better enable the Company to attract and retain quality employees for key positions.
     Life Insurance Benefits. The Company pays premiums on behalf of certain officers, including each of the named executive officers, for a group term life insurance policy which provides a $50,000 death benefit in respect of each officer. Additional life insurance is provided to certain officers and directors of the Company through a bank-owned life insurance policy (“BOLI”). In 2004, State Bank purchased an $8 million BOLI. The BOLI, an investment widely used by banks, provides a tax exempt investment vehicle for State Bank while providing death benefits to both the organization and the insured. By way of separate split-dollar agreements, the BOLI policy’s death benefits are divided between State Bank and the insureds’ beneficiaries. State Bank owns the policy cash value and a portion of the policy net death benefit, over and above the death benefit assigned to the insureds’ beneficiaries. The cash surrender value of these life insurance policies, which is owned by the Company or its affiliates, totaled approximately $10,771,843 at December 31, 2006. As a result of this BOLI Plan, the beneficiaries of the Kenneth A. Joyce, Duane L. Sinn and Henry R. Thiemann were entitled to receive death benefits of $1,006,000, $150,000 and $452,250, respectively, as of December 31, 2006.

     Other Perquisites and Benefits. Other perquisites and personal benefits provided by the Company to the named executive officers include the use of company automobiles and/or automobile allowances, country club memberships, and tax preparation assistance (CEO and CFO only).

Tax and Accounting Considerations
     Effective January 1, 2006, the Company adopted the fair value recognition provisions of Statement of Financial Accounting Standards (SFAS) No. 123R, Share-Based Payment. The Company selected the modified prospective application. Accordingly, after January 1, 2006, the Company began expensing the fair value of stock options granted, modified, repurchased or cancelled. In accordance with Statement No. 123 and related interpretations, $24,055 in compensation expense was recognized by the Company because stock options that were granted, modified, repurchased or cancelled in fiscal year 2006.
COMPENSATION COMMITTEE REPORT
     The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE John Fahl, Chairman John R. Compo Steven D. VanDemark J. Michael Walz

COMPENSATION OF EXECUTIVE OFFICERS
     The following table sets forth the cash compensation as well as certain other compensation paid or accrued during fiscal year 2006.
SUMMARY COMPENSATION TABLE FOR 2006

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
							Change in
							Pension
							Value and
							Nonqualified
						Non-Equity	and Deferred
				Stock	Option	Incentive	Comp.	All Other
Name and		Salary	Bonus	Awards	Awards	Plan Comp.	Earnings	Comp.	Total
Principal Position	Year	($)	($) (1)	($)	($)	($) (2)	($)(3)	($) (4)	($)

Kenneth A. Joyce	2006	$264,000	$0	—	—	—	$109,538	$25,746	$399,284

President & Chief Executive Officer of the Company; Chairman & Chief Executive Officer of RDSI

Duane L. Sinn	2006	$112,000	$10,000	—	—	—	$9,896	$15,576	$147,472

Executive Vice President & Chief Financial Officer of the Company

Mark A. Klein	2006	$153,846	$56,000	—	—	—	$5,486	$8,880	$224,212

President & Chief Executive Officer, The State Bank and Trust Company

Henry R. Thiemann	2006	$165,117	$5,000	—	—	—	$29,487	$17,073	$216,676

President & Chief Executive Officer, The Exchange Bank; President and Chief Executive Officer of RFCBC

(1)	The amounts shown in column (d) reflect discretionary cash bonuses approved by the Compensation Committee on January 24, 2007 in respect of performance during the 2006 fiscal year. The amount shown for Mr. Klein also reflects a $40,000 signing bonus paid to Mr. Klein in January 2006 in connection with his employment by State Bank.

(2)	No bonuses were earned by or paid to any of the named executive officers for the 2006 fiscal year under the Company’s 2006 Incentive Plan.

(3)	The amounts shown in column (h) reflect the actuarial increase in the present value of the named executive officer’s accumulated benefits under his SERP Agreement determined using assumptions consistent with those used in the Company’s financial statements and includes amounts that the named executive officer may not currently be entitled to receive because such amounts are not vested.

(4)	The amounts shown in column (i) reflect for each named executive officer: (a) Company contributions allocated to the named executive officer’s account pursuant to the Rurban ESOP; (b) matching pre-tax elective deferral contributions allocated by the Company pursuant to the Rurban Savings Plan (401(k)); (c) the cost attributable to personal use of a Company-provided automobile and/or an automobile allowance; (d) premiums paid by the Company on the split-dollar BOLI policies described above allocable to the death benefit assigned to each named executive officer’s beneficiaries; and (e) premiums paid on behalf of the named executive officer for a group term life insurance policy which has a death benefit of $50,000. For Mr. Joyce, it also includes tax preparation assistance provided because his personal tax returns are subject to review by the IRS in connection with tax reviews performed on the Company and its subsidiaries.
GRANTS OF PLAN BASED AWARDS FOR 2006
     No equity or non-equity awards were granted to any of the named executive officers of the Company during the fiscal year ended December 31, 2006 under any incentive plan of the Company or its subsidiaries.
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END FOR 2006

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
	Option Awards					Stock Awards
									Equity
			Equity						Incentive Plan
			Incentive				Market	Equity	Awards:
			Plan			Number	Value of	Incentive Plan	Market or
	Number of		Awards			of Shares	Shares or	Awards:	Payout Value
	Securities	Number of	Number of			or Units	Units of	Number of	of Unearned
	Underlying	Securities	Securities			of Stock	Stock	Unearned	Shares, Units
	Unexercised	Underlying	Underlying			That	That	Shares, Units	or Other
	Options (#)	Unexercised	Unexercised	Option	Option	Have Not	Have Not	or Other Rights	Rights That
	Exercisable	Options (#)	Unearned	Exercise	Expiration	Vested	Vested	That Have Not	Have Not
Name	(1)	Unexercisable	Options (#)	Price ($)	Date	($)	($)	Vested (#)	Vested ($)

Kenneth A. Joyce	6,615	—	—	$12.87	10/22/2007	—	—	—	—
	1,654	—	—	$16.78	06/15/2008	—	—	—	—
	5,250	—	—	$11.07	11/20/2010	—	—	—	—
	20,000	—	—	$13.85	01/21/2014	—	—	—	—
	20,000	—	—	$14.15	03/16/2015	—	—	—	—
	20,000 (2)	—	—	$14.15	03/16/2015	—	—	—	—

Duane L. Sinn	2,205	—	—	$12.87	10/22/2007	—	—	—	—
	551	—	—	$16.78	06/15/2008	—	—	—	—
	788	—	—	$11.07	11/20/2010	—	—	—	—
	1,250	—	—	$13.85	01/21/2014	—	—	—	—

Mark A. Klein	2,000	8,000 (3)	—	$11.72	12/21/2015	—	—	—	—

Henry R. Thiemann	827	—	—	$16.78	06/15/2008	—	—	—	—
	5,250	—	—	$11.07	11/20/2010	—	—	—	—
	10,000	—	—	$13.85	01/21/2014	—	—	—	—
	3,000	—	—	$14.15	03/16/2015	—	—	—	—

(1)	Unless otherwise indicated, all amounts reflect common shares of the Company underlying stock options granted pursuant to the Company’s Stock Option Plan.

(2)	Reflects stock appreciation rights (SARs) granted pursuant to the Company’s Stock Option Plan. Each SAR represents the right to receive upon exercise an amount, payable in cash, equal to the excess, if any, of the market value of the Company’s common shares over the base value of the grant (as set forth in column (e)).

(3)	Options will vest as follows: 2,000 on December 21, 2007; 2,000 on December 21, 2008; 2,000 on December 21, 2009; and 2,000 on December 21, 2010.

OPTION EXERCISES AND STOCK VESTED FOR 2006
     None of the Company’s named executive officers exercised any stock options during the fiscal year ended December 31, 2006.
PENSION BENEFITS FOR 2006

(a)	(b)	(c)	(d)	(e)
				Payments
		Number of	Present	During
		Years	Value of	Last
		Credited	Accumulated	Fiscal
		Service	Benefit	Year
Name	Plan Name	(#)	($) (1)	($)

Kenneth A. Joyce	Supplemental Executive Retirement Plan	9.5	$478,382	$0

Duane L. Sinn	Supplemental Executive Retirement Plan	16.9	$58,780	$0

Mark A. Klein	Supplemental Executive Retirement Plan	1.0	$5,486	$0

Henry R. Thiemann	Supplemental Executive Retirement Plan	8.0	$185,050	$0

(1)	Present value of accumulated benefit is calculated based on a 6% discount rate. Includes amounts which the named executive officer may not currently be entitled to receive because such amounts are not vested.
SERP Agreements
     Effective March 1, 2006, the Company entered into SERP Agreements with Kenneth A. Joyce, Mark A. Klein, Duane L. Sinn and Henry R. Thiemann. The SERP Agreements supersede the Executive Salary Continuation Agreements previously entered into by the Company and Messrs. Joyce, Sinn and Thiemann.
     Under the SERP Agreements, if the executive officer remains in the continuous employment of the Company, he must retire on the first December 31st after his 65th birthday (62nd birthday for Mr. Joyce), unless the Board of Directors shortens or extends the employment period. Beginning on the first day of the month following retirement, the executive officer will receive an annual benefit equal to 20% of his “Annual Direct Salary” (25% of Annual Direct Salary for Mr. Joyce) in equal monthly installments of 1/12th of the annual benefit for a period of 180 months. “Annual Direct Salary” means the executive officer’s annualized base salary based on the highest base salary rate in effect for any pay period ending with or within the 36-month period preceding the termination of his employment.
     If there is a “change in control” of the Company (as defined in the SERP Agreements) the executive officer will receive an annual benefit equal to 20% (25% for Mr. Joyce) of his Annual Direct Salary calculated as of the date of the change in control or the date his employment is terminated, whichever is higher. The annual benefit will be paid in equal monthly installments of 1/12th of the annual benefit for a period of 180 months beginning on the executive officer’s retirement date (62nd birthday for Mr. Joyce and 65th birthday for Messrs. Klein, Sinn and Thiemann). If the compensation provided to an executive officer under his SERP Agreement in connection with a change in control would constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code, then the relevant portions of any separate Change in Control Agreement between the Company and the executive officer would apply. If the Company and the executive officer are not parties to a separate

Change in Control Agreement, the amount of compensation payable under the executive officer’s SERP Agreement will be reduced to the extent necessary to avoid excise taxes under Section 4999 of the Internal Revenue Code.
     If an executive officer voluntarily terminates his employment prior to age 65 (age 62 for Mr. Joyce), his SERP Agreement will terminate immediately and the Company will pay the executive officer early retirement compensation equal to:
•	10% (15% for Mr. Joyce and 5% for Mr. Klein) of the executive officer’s Annual Direct Salary if the executive officer terminates employment between age 55 and 60;

•	15% (20% for Mr. Joyce and 10% for Mr. Klein) of the executive officer’s Annual Direct Salary if the executive officer terminates employment between age 60 and 65; or

•	20% (25% for Mr. Joyce and 15% for Mr. Klein) of the executive officer’s Annual Direct Salary if the executive officer terminates employment at age 65 (age 62 for Mr. Joyce).
     The early retirement compensation described above will be paid beginning on the first day of the month following early retirement in equal monthly installments of 1/12th of the annual benefit for a period of 180 months. If the executive officer dies at any time prior to age 65 (age 62 for Mr. Joyce) while employed by the Company, his death will be treated as an early retirement and his designated beneficiary or estate will receive early retirement compensation as described above. If the executive officer voluntarily terminates his employment prior to age 55 or if the executive officer is discharged for “Cause” (as defined in the SERP Agreements) he will not be entitled to any compensation under his SERP Agreement.
     If an executive officer dies or becomes permanently disabled during his employment, his SERP Agreement will terminate and the Company will have no further obligations to the executive officer under his SERP Agreement. However, any compensation that becomes payable to an executive officer under his SERP Agreement prior to his death or permanent disability (i.e., compensation arising from retirement, early retirement or a change in control) will continue to be paid to the executive officer or his designated beneficiary or estate, as appropriate.
     The SERP Agreements do not require the executive officers to mitigate the amount of any compensation payable to them under the SERP Agreements by seeking other employment or otherwise. The compensation payable to the executive officers under the SERP Agreements will not be reduced by any other compensation or benefits the executive officers earn or become entitled to receive after the termination of their employment with the Company and its subsidiaries.
     During the term of the SERP Agreements and for a period of two years thereafter, the executive officers are prohibited from:
•	providing financial or executive assistance to any person or entity located within 50 miles of the Company’s main office in Defiance, Ohio and engaged in the banking or financial services industry or any other activity engaged in by the Company or its subsidiaries at the beginning of the non-competition period;

•	directly or indirectly contacting, soliciting or inducing any of the customers or referral sources of the Company and its subsidiaries (who were customers or referral sources during the executive officer’s employment with the Company) to become a customer or referral source of another company; and

•	directly or indirectly contacting, soliciting or inducing any of the employees of the Company and its subsidiaries (who were employees during the executive officer’s employment) to terminate their employment with the Company or its subsidiaries or to seek, obtain or accept employment with another company.
     The SERP Agreements also prohibit the executive officers from using or disclosing any material confidential information of the Company and its subsidiaries to any person other than an employee of the Company or its subsidiaries or a person to whom the disclosure is reasonably necessary or appropriate in connection with the executive officer’s duties to the Company and its subsidiaries.
     In the event of a dispute between the Company and the executive officer regarding a SERP Agreement, the parties will submit the dispute to binding arbitration. The Company and its subsidiaries will bear all costs associated with any disputes arising under the SERP Agreements, including reasonable accounting and legal fees incurred by the executive officer.
NONQUALIFIED DEFERRED COMPENSATION
     On November 29, 2006, the Board of Directors of the Company approved the adoption of a Non-Qualified Deferred Compensation Plan, effective January 1, 2007, within the meaning of Title I of ERISA and which is subject to Section 409A of the Internal Revenue Code (the “Deferral Plan”). The purpose of the Deferral Plan is to help attract key associates by providing a retirement benefit to certain high ranking and highly compensated employees and directors of the Company and its subsidiaries which is above the statutory maximum limits for the Rurban ESOP. Funding into this Plan is the responsibility of the participants as there is no funding provided by the Company to this Plan. Eligibility for participation in the Deferral Plan is limited to employees of the Company and its subsidiaries in the positions of Senior Vice President and above who qualify as highly compensated employees under the terms of the Deferral Plan, as well as directors of the Company, State Bank and RDSI.
     The Deferral Plan permits participants to voluntarily defer the payment of up to 100% of annual compensation in the case of directors, and up to 75% of annual compensation in the case of all other participants. Deferral elections for each plan year must be made before November 30th of the prior calendar year and are irrevocable during the plan year. Amounts deferred are credited to the participants’ accounts under the Deferral Plan at the time the base salary or bonus compensation would have otherwise been paid. Participants may elect to have their accounts invested in a variety of mutual fund options. Participant accounts are fully vested under the Deferral Plan. The Deferral Plan is “unfunded,” which means that no assets are set aside in trust separate from the general assets of the Company. Thus, all amounts allocated to participant accounts under the Deferral Plan will be recorded as a liability on the Company’s accounting books, and such funds will be subject to the claims of the Company’s creditors.
     Participants may elect to receive distributions of their Deferral Plan accounts following the termination of employment for any reason, including voluntary resignation, retirement, disability, or death. Participants are also permitted to elect to receive “in service distributions” of their Deferral Plan accounts prior to their termination of employment, subject to certain requirements. Participants may elect to receive distributions either in a lump sum or in a series of approximately equal annual installments over a period of up to ten (10) years. Elections as to the form and timing of distributions generally must be made by a participant at the time the deferral is elected, although participants are permitted to change their elections if they comply with certain requirements set forth in Section 409A of the Internal Revenue Code. The Deferral Plan also provides that participants may receive a distribution upon a defined change in control.
     Since the Deferral Plan was effective January 1, 2007, no named executive officer deferred compensation under the Deferral Plan in the 2006 fiscal year.

CHANGE IN CONTROL AGREEMENTS
     The Company entered into Change in Control Agreements on March 1, 2006 with Mark A. Klein, Duane L. Sinn and Henry R. Thiemann. These Change in Control Agreements supersede the change in control agreements previously entered into by the Company and Messrs. Thiemann and Sinn.
     The term of each Change in Control Agreement is 24 months (36 months for Mr. Sinn) commencing March 1, 2006. Each Change in Control Agreement will renew automatically for an additional year unless the Company notifies the executive officer at least 90 days before the end of the then current term that the Company does not wish to renew the Change in Control Agreement. The Company is prohibited from delivering such notice during the “Protection Period” and each Change in Control Agreement will remain in effect throughout any Protection Period. The Change in Control Agreements define the “Protection Period” as the period beginning on the first date the Board of Directors of the Company learns of an event that would result in a “change in control” if completed and ending on the latest of:
•	the last day of the 12-month period beginning after the change in control;

•	60 days after the date the executive officer learns of an event occurring during the Protection Period which falls within the definition of “Good Reason” and which the Company or its successor concealed; or

•	60 days after the conclusion of an unsuccessful attempt to terminate the executive officer for “Cause” (as defined in the Change in Control Agreements).
     Each Change in Control Agreement will terminate on the earliest of the following events:
•	the executive officer’s employment is terminated before the beginning of a Protection Period;

•	the executive officer is reassigned before the beginning of a Protection Period to a more junior position;

•	the executive officer agrees to terminate his Change in Control Agreement; or

•	all payments due to the executive officer under the Change in Control Agreement have been paid.
     A “change in control” is defined by the Change in Control Agreements as:
•	any transaction that would be required to be reported in a proxy statement sent to the Company’s shareholders;

•	a merger or consolidation of the Company or the purchase of all or substantially all of the Company’s assets by another person or group, in each case, resulting in less than a majority of the successor entity’s outstanding voting stock being owned immediately after the transaction by the holders of the Company’s voting stock before the transaction;

•	any person becoming a “beneficial owner” of securities representing 50% or more of the combined voting power of the Company eligible to vote for the election of the Company’s Board of Directors;

•	any person other than the Company, the executive officer or the Rurban becoming the beneficial owner of securities representing 25% or more of the combined voting power of the

Company (disregarding any securities which were not acquired for the purpose of changing or influencing control of the Company);
•	individuals who constitute the Company’s Board of Directors on March 1, 2006 ceasing for any reason to constitute at least a majority of the members of the Company’s Board of Directors (unless the new director were approved by the vote of at least 2/3rds of the then incumbent directors); or

•	any other change of control of the Company similar in effect to any of the foregoing.
     Under each Change in Control Agreement, (1) if an executive officer is terminated by the Company or its successor in connection with a “change in control” of the Company (other than termination of employment for “Cause” as defined in the Change of Control Agreements) during the Protection Period or (2) if the executive officer terminates his employment for “Good Reason” during the Protection Period, the Company or its successor will:
•	pay the executive officer a lump sum cash payment equal to 2 times the executive officer’s Annual Direct Salary (i.e., the executive officer’s annualized base salary based on the highest base salary rate in effect for any pay period ending with or within the 36-month period preceding the termination of his employment);

•	provide the executive officer and his family (if the executive officer elected family coverage prior to the termination of his employment) with continued health care, life insurance and disability insurance coverage without cost to the executive for a period of two years, at the same level and subject to the same terms that were in effect on the first day of the Protection Period; and

•	any other payments or benefits to which the executive officer is entitled under the terms of any other agreement, arrangement, plan or program in which he participates.
     If a termination under the circumstances described above in connection with a “change of control” of the Company had occurred on December 31, 2006, Messrs. Thiemann, Klein and Sinn would have been entitled to receive lump sum cash payments of $330,234, $320,000 and $224,000, respectively. In addition, each of Messrs. Thiemann, Klein and Sinn (and his family) would have been entitled to receive continued health care, life insurance and disability insurance coverage for a period of two years following termination, at an annual cost to the Company of approximately $16,500 for each executive officer.
     If the Company or its successor is unable to provide the health care, life insurance and disability insurance coverage described above through an insured arrangement for active employees and with the same tax consequences available to active employees, the Company or its successor will pay the executive officer an additional amount of cash equal to the executive officer’s cost of procuring equivalent coverage. The amount of this cash payment will be “grossed up” to ensure that the executive officer receives enough cash to pay the cost of procuring equivalent coverage after payment of all applicable federal, state and local taxes.
     If the compensation provided to an executive officer under his Change in Control Agreement would constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code, then the amount of compensation payable under the executive officer’s Change in Control Agreement will be reduced to the extent necessary to avoid excise taxes under Section 4999 of the Internal Revenue Code.
     Under each Change in Control Agreement, if an executive officer’s employment is terminated for “Cause” (as defined in the Change in Control Agreements) or if the executive officer voluntarily terminates his employment without “Good Reason” (as defined in the Change in Control Agreements), the Change in Control Agreement will terminate immediately and the executive officer will not be entitled to any compensation or benefits other than salary accrued through the date his employment terminated and benefits to which the executive officer is entitled under the terms of the Company’s (or any successor entity’s) benefit plans.
     If an executive officer dies or becomes permanently disabled during his employment, his Change in Control Agreement will terminate and the Company will have no further obligations to the executive officer under his Change in Control Agreement. However, any compensation that becomes payable to an executive officer under his Change in Control Agreement prior to his death or permanent disability will continue to be paid to the executive officer or his designated beneficiary or estate, as appropriate.
     The Change in Control Agreements do not require the executive officers to mitigate the amount of any compensation payable to them under the Change in Control Agreements by seeking other employment or otherwise. The compensation payable to the executive officers under the Change in Control Agreements will not be reduced by any other compensation or benefits the executive officers earn or become entitled to receive after the termination of their employment with the Company or its successor and their subsidiaries.
     If a change in control occurs and the executive officer receives payments under his Change in Control Agreement, the executive officer will be prohibited from engaging in the following activities for two years following the termination of the executive officer’s employment with the Company or its successor:
•	providing financial or executive assistance to any person or entity located within 50 miles of the Company’s main office in Defiance, Ohio and engaged in the banking or financial services industry or any other activity engaged in by the Company or its subsidiaries on the date of the change in control;

•	directly or indirectly contacting, soliciting or inducing any of the customers or referral sources of the Company and its subsidiaries (who were customers or referral sources during the executive officer’s employment) to become a customer or referral source of another company; and

•	directly or indirectly soliciting, inducing or encouraging any of the employees of the Company or its successor and their subsidiaries (who were employees during the executive officer’s employment) to terminate their employment with the Company or its successor and their subsidiaries or to seek, obtain or accept employment with another company.
     The Change in Control Agreements also prohibit the executive officers from using or disclosing any material confidential information of the Company or its successor and their subsidiaries to any person other than an employee of the Company or its successor and their subsidiaries or a person to whom the disclosure is reasonably necessary or appropriate in connection with the executive officer’s duties to the Company or its successor and their subsidiaries.
     In the event of a dispute between the Company and the executive officer regarding a Change in Control Agreement, the parties will submit the dispute to binding arbitration. The Company and its subsidiaries will bear all costs associated with any disputes arising under the Change in Control Agreements, including reasonable accounting and legal fees incurred by the executive officer.
EMPLOYMENT AGREEMENT
     The Company entered into the Employment Agreement with Kenneth A. Joyce on March 1, 2006. The Employment Agreement supersedes the Change in Control Agreement previously entered into by the Company and Mr. Joyce.

     Under the Employment Agreement, Mr. Joyce is employed as the Chief Executive Officer of the Company and will perform any duties assigned to him from time to time by the Company’s Board of Directors. Mr. Joyce must devote his full time and attention to the Company’s business, and he may not engage in any activities which compete with activities of the Company or its subsidiaries. Mr. Joyce is also prohibited from serving any company which competes with the Company or its subsidiaries.
Term
     The term of the Employment Agreement runs from March 1, 2006 to March 1, 2009, but the term will be automatically extended to December 31, 2010 unless either party provides the other party with notice of nonrenewal no later than September 2, 2008.
Compensation
     During the term of the Employment Agreement, Mr. Joyce will be paid an annual base salary of $264,000 or a higher amount set by the Company. Mr. Joyce is also entitled to:
•	receive bonuses from time to time as the Company, in its sole discretion, deems appropriate;
•	receive paid vacation time in accordance with policies established by the Company’s Board of Directors;
•	participate in any of the Company’s employee benefit plans (provided that the Company may not change any of its employee benefits in any way that would adversely affect Mr. Joyce, unless the change would apply to all of the Company’s executive officers and would not affect Mr. Joyce disproportionately); and
•	receive prompt reimbursement for all reasonable business expenses he incurs in accordance with the policies and procedures established by the Company’s Board of Directors.
Termination Resulting from Disability or Death
     If Mr. Joyce dies or becomes permanently disabled during his employment, the Employment Agreement will terminate and the Company will have no further obligations to Mr. Joyce under the Employment Agreement. However, any compensation that becomes payable to Mr. Joyce under the Employment Agreement prior to his death or permanent disability will continue to be paid to Mr. Joyce or his designated beneficiary or estate, as appropriate.
Termination for “Cause” or Without “Good Reason”
     If Mr. Joyce’s employment is terminated by the Board of Directors for “Cause” or by Mr. Joyce without “Good Reason,” the Employment Agreement (and all of Mr. Joyce’s rights under the Employment Agreement) will terminate automatically. If Mr. Joyce’s employment is terminated other than for Cause and the Company subsequently learns that Mr. Joyce actively concealed conduct that would have entitled the Company to terminate his employment for Cause, the Company may recover any amounts paid to Mr. Joyce (or his beneficiaries) under the Employment Agreement in connection with the termination of his employment. “Cause” is defined in the Employment Agreement to include:
•	the willful failure to substantially perform job duties;
•	willfully engaging in misconduct injurious to the Company;
•	dishonesty, insubordination or gross negligence in the performance of duties;

•	breach of a fiduciary duty involving personal gain or profit;

•	any violation of any law, rule or regulation governing public companies, banks or bank officers or any regulatory enforcement actions issued by a regulatory authority against the executive;

•	conduct which brings public discredit to the Company;

•	conviction of, or plea of guilty or nolo contendere to, a felony, crime of falsehood or a crime involving moral turpitude;

•	unlawful discrimination or harassment affecting the Company’s employees, customers, business associates or contractors;

•	theft or abuse of the Company’s property;

•	the recommendation of a state or federal bank regulatory authority to remove the executive from his position with the Company;

•	willful failure to follow the good faith lawful instructions of the Company’s Board of Directors;

•	material breach by the executive of any contract or agreement with the Company; or

•	unauthorized disclosure of the Company’s trade secrets or confidential information.
Termination by the Company Without “Cause” or by Mr. Joyce for “Good Reason”
     If Mr. Joyce’s employment is terminated by the Company without Cause or by Mr. Joyce with “Good Reason” (and such termination does not occur in connection with a change in control), the Company will:
•	pay Mr. Joyce an amount equal to twice his “Agreed Compensation” (i.e., the sum of (a) the average of Mr. Joyce’s annual base salary for the five calendar years immediately preceding his termination and (b) the average of Mr. Joyce’s annual bonuses for the five calendar years immediately preceding his termination) in 24 equal monthly installments;

•	provide Mr. Joyce and his family (if he elected family coverage prior to the termination of his employment) with continued health care, life insurance and disability insurance coverage without cost to the executive for a period of one year, at the same level and subject to the same terms that were in effect at any time during the two years prior of his termination; and

•	pay Mr. Joyce any other payments or benefits to which he is entitled under the terms of any other agreement, arrangement, plan or program in which he participates.

“Good Reason” is defined in the Employment Agreement to include:

•	the assignment of duties and responsibilities inconsistent with Mr. Joyce’s status as Chief Executive Officer;

•	requiring Mr. Joyce to move his office more than 50 miles from the location of the Company’s principal office in Defiance, Ohio;

•	reducing Mr. Joyce’s annual base salary (except for reductions resulting from a national financial depression or bank emergency and implemented for all of the Company’s senior management);

•	materially reducing the employee benefits afforded to Mr. Joyce (unless the reduction applies to all of the Company’s executive officers);

•	the Company’s attempt to amend or terminate the Employment Agreement without Mr. Joyce’s consent;

•	the failure of any successor of the Company to assume the Company’s obligations under the Employment Agreement; and

•	any unsuccessful attempt to terminate Mr. Joyce for Cause.
     If a termination of Mr. Joyce’s employment under the circumstances described above had occurred on December 31, 2006, Mr. Joyce would have been entitled to receive an amount equal to $481,320 in 24 equal installments of $20,055 each. In addition, Mr. Joyce (and his family) would have been entitled to receive continued health care, life insurance and disability insurance coverage for a period of one year following termination, at an annual cost to the Company of approximately $16,500.
Termination in Connection With a Change in Control
     If, at any time during the period beginning on the date the Board of Directors first learns of a possible “change in control” and ending one year after the change in control, Mr. Joyce’s employment is terminated (1) by the Company without Cause or (2) by Mr. Joyce for Good Reason, the Company or its successor will:
•	pay Mr. Joyce a lump sum cash payment in an amount equal to 2.99 times his “Agreed Compensation”;

•	provide Mr. Joyce and his family (if he elected family coverage prior to the termination of his employment) with continued health care, life insurance and disability insurance coverage without cost to the executive for a period of three years, at the same level and subject to the same terms that were in effect at any time during the two years prior of his termination; and

•	pay Mr. Joyce any other payments or benefits to which he is entitled under the terms of any other agreement, arrangement, plan or program in which he participates.
     The Employment Agreement used the same definition of a “change in control” described above under the heading “CHANGE IN CONTROL AGREEMENTS” on page 24 of this proxy statement.
     Mr. Joyce will not be entitled to the payments and benefits described above if he acted in concert with any person or group to effect a change in control (other than at the direction of the Board of Directors and in his capacity as an employee of the Company). Also, the Company may not terminate Mr. Joyce’s employment during the period beginning on the date the Company’s Board of Directors first learns of a possible change in control and ending on the date the change in control occurs.
     If a termination of Mr. Joyce’s employment under the circumstances described above in connection with a “change in control” of the Company had occurred on December 31, 2006, Mr. Joyce would have been entitled to receive a lump sum cash payment of $719,573. In addition, Mr. Joyce (and his family) would have been entitled to receive continued health care, life insurance and disability insurance coverage for a period of three years following termination, at an annual cost to the Company of approximately $16,500.

No Mitigation
     The Employment Agreement does not require Mr. Joyce to mitigate the amount of any compensation payable to him by seeking other employment or otherwise. The compensation payable to Mr. Joyce under the Employment Agreement will not be reduced by any other compensation or benefits he earns or becomes entitled to receive after the termination of his employment with the Company or its successor and their subsidiaries.
Employee Benefits
     If the Company or its successor is unable to provide the health care, life insurance and disability insurance coverage described above through an insured arrangement for active employees and with the same tax consequences available to active employees, the Company or its successor will pay Mr. Joyce an additional amount of cash equal to the executive officer’s cost of procuring equivalent coverage. The amount of this cash payment will be “grossed up” to ensure that Mr. Joyce receives enough cash to pay the cost of procuring equivalent coverage after payment of all applicable federal, state and local taxes.
Parachute Payments
     If the compensation provided to an executive officer under his Change in Control Agreement would constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code, then the amount of compensation payable under the executive officer’s Change in Control Agreement will be reduced to the extent necessary to avoid excise taxes under Section 4999 of the Internal Revenue Code.
Non-Compete
     If Mr. Joyce receives compensation under his Employment Agreement in connection with the termination of his employment, he will be prohibited from engaging in the following activities for two years following the termination of his employment:
•	providing financial or executive assistance to any person or entity located within 50 miles of the Company’s main office in Defiance, Ohio and engaged in the banking or financial services industry or any other activity engaged in by the Company or its subsidiaries on the date of the change in control;

•	directly or indirectly contacting, soliciting or inducing any of the customers or referral sources of the Company and its subsidiaries (who were customers or referral sources during the executive officer’s employment) to become a customer or referral source of another company; and

•	directly or indirectly soliciting, inducing or encouraging any of the employees of the Company or its successor and their subsidiaries (who were employees during the executive officer’s employment) to terminate their employment with the Company or its successor and their subsidiaries or to seek, obtain or accept employment with another company.
     The Employment Agreement also prohibits Mr. Joyce from using or disclosing any material confidential information of the Company or its successor and their subsidiaries to any person other than an employee of the Company or its successor and their subsidiaries or a person to whom the disclosure is reasonably necessary or appropriate in connection with his duties to the Company or its successor and their subsidiaries.

Disputes
     In the event of a dispute between the Company and Mr. Joyce regarding the Employment Agreement, the parties will submit the dispute to binding arbitration. The Company and its subsidiaries will bear all costs associated with any disputes arising under the Employment Agreement, including reasonable accounting and legal fees incurred by Mr. Joyce.
DIRECTOR COMPENSATION
     The Company uses a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the Board. In setting director compensation, the Company considers the significant amount of time that Directors expend in fulfilling their duties to the Company as well as the skill level required by the Company of members of the Board.
Cash Compensation Paid to Board Members
     Each director of the Company who is not an employee of the Company or one of its subsidiaries (a “non-employee director”) currently receives an annual cash retainer in the amount of $9,000 paid in twelve monthly installments of $750 each. The Chairman of the Board of Directors of the Company (currently Steven D. VanDemark) receives an additional annual cash retainer of $12,000 paid in twelve monthly installments of $1,000 each. Each non-employee director also receives an annual cash retainer of $1,000 for each committee of the Board of Directors on which he or she serves, except that the member of the Audit Committee designated as the “audit committee financial expert” (currently Richard L. Hardgrove) receives an annual cash retainer of $4,000. Each non-employee director also receives an additional $250 for each Board of Director meeting attended and $250 for each meeting of a committee of the Board of Directors attended.
     Each non-employee director of the Company also serves on the board of directors of one or more of the Company’s subsidiaries, and receives an annual cash retainer for such service as well as fees for attendance at meetings of the board of directors of the appropriate Company subsidiary (and committees of that board).
Stock Option Program
     From time to time, non-employee directors of the Company are granted options to purchase common shares of the Company. These options are awarded under the Rurban Financial Corp. Stock Option Plan at the discretion of the Compensation Committee. There were no options granted to non-employee directors of the Company during the 2006 fiscal year.
Rurban Financial Corp. Plan to Allow Directors to Elect to Defer Compensation
     On March 12, 1997, the Board of Directors of the Company adopted the Rurban Financial Corp. Plan to Allow Directors to Elect to Defer Compensation (the “Deferred Compensation Plan”). The purpose of the Deferred Compensation Plan is to advance the interests of the Company and its shareholders by allowing the directors of the Company and/or its subsidiaries an opportunity to elect to defer payment of all or a portion of their compensation received for their services as directors.
     The Deferred Compensation Plan is administered by the Board of Directors of the Company. Subject to the express provisions of the Deferred Compensation Plan, the Board has sole discretion and authority to determine from time to time the individuals that are eligible to participate in the plan.
     Each non-employee director of the Company and its subsidiaries is eligible to participate in the Deferred Compensation Plan by electing to defer the receipt of all or a portion of the compensation to be received by the director or otherwise payable to him or her during any calendar year. At the time that a director first elects to defer compensation, the Company will establish an account (“Account”) in the director’s name to which all of the director’s deferred compensation will be credited. At the end of each calendar year, the directors’ Account will be credited with an amount of interest equal to the rate determined by the Board of Directors for that year.
     In the event that a director’s service to the Company or any of it subsidiaries is terminated for any reason, the director will be entitled to receive a distribution (a “Distribution”) from the Company for the amount of deferred compensation and accrued interest then credited to such director’s Account. A Distribution to a director for the amount credited to such director’s Account may be made in cash either in a lump sum or in approximately equal annual installments over a period of ten years. Each director will be allowed to suggest his or her preferred method of Distribution; however, the Board has the ultimate discretion in determining the actual method of Distribution. If a director receives a Distribution from the Deferred Compensation Plan in installments, the director will, each year, earn interest on any undistributed amounts credited to such director’s Account as of the last day of each calendar year at a rate equal to the prime rate offered by the Company on the first day of that year. Any Distribution received by a director under the Deferred Compensation Plan will be treated as ordinary income for federal income tax purposes at the time that the director receives the Distribution.
     The Board of Directors may amend or terminate the Deferred Compensation Plan at any time, without the consent of any director of the Company or its subsidiaries.
     To date, no director of the Company or its subsidiaries has opted to participate in the Deferred Compensation Plan.
Other Director Benefits
     Additional life insurance is provided to certain directors of the Company through a BOLI Policy. In 2004, State Bank purchased an $8 million BOLI. By way of separate split-dollar agreements, the BOLI policy interests are divided between State Bank and the insureds’ beneficiaries. State Bank owns the policy cash value and a portion of the policy net death benefit, over and above the death benefit assigned to the insureds’ beneficiaries. The cash surrender value of these life insurance policies totaled approximately $10,771,843 at December 31, 2006. As a result of this BOLI Plan, as of December 31, 2006, the beneficiaries of each of Thomas A. Buis and John Fahl are entitled to receive a benefit of $50,000, and the beneficiaries of each of Thomas M. Callan, John R. Compo, Robert A. Fawcett, Jr., Steven D. VanDemark and J. Michael Walz are entitled to receive a benefit of $100,000.
     Directors are also entitled to receive reimbursement for reasonable expenses incurred while serving in the capacity as a director of the Company or its subsidiaries. Reimbursement includes, but is not limited to, expenses incurred in connection with attending continuing education seminars and programs (including tuition, travel, lodging and meals, as applicable).

DIRECTOR COMPENSATION FOR 2006
     The table below summarizes the compensation awarded or paid to, or earned by, each of the non-employee directors of the Company during the fiscal year ended December 31, 2006. No director who is also an employee of the Company or one of its subsidiaries receives compensation for his service as a director or as a committee member of the Company or any of its subsidiaries. As a result, the compensation of Kenneth A. Joyce, the President and Chief Executive Officer of the Company who also serves as a director of the Company and each of its subsidiaries, is not included in the table below but is disclosed instead in the Summary Compensation Table on page 21 of this proxy statement.

(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)
						Change in
						Pension
						Value and
	Fees Earned				Non-Equity	Nonqualified	All
	or		Stock	Option	Incentive	Deferred Comp.	Other
	Paid in Cash		Awards	Awards	Plan Comp.	Earnings	Comp.	Total
Name	($)		($)	($) (1)	($)	($)	($) (2)	($)

Thomas A. Buis	$24,475	(3)	—	—	—	—	—	$24,475
Thomas M. Callan	$27,100	(4)	—	—	—	—	$1,561	$28,661
John R. Compo	$26,750	(5)	—	—	—	—	$1,194	$27,944
John Fahl	$28,925	(6)	—	—	—	—	$3,093	$32,018
Robert A. Fawcett, Jr.	$28,500	(7)	—	—	—	—	$1,785	$30,285
Richard L. Hardgrove	$29,575	(8)	—	—	—	—	—	$29,575
Rita A. Kissner	$28,675	(9)	—	—	—	—	—	$28,675
Thomas L. Sauer	$23,900	(10)	—	—	—	—	—	$23,900
Steven D. VanDemark	$46,675	(11)	—	—	—	—	$480	$47,155
J. Michael Walz	$41,775	(12)	—	—	—	—	$1,362	$43,137

(1)	As of December 31, 2006, the aggregate number of common shares of the Company underlying outstanding stock options held by each non-employee director was as follows: Thomas A. Buis — 7,953; Thomas M. Callan — 7,953; John R. Compo — 10,709; John Fahl — 10,709; Robert A. Fawcett, Jr. — 10,709; Richard L. Hardgrove — 5,000; Rita A. Kissner — 0; Thomas L. Sauer — 0; Steven D. VanDemark — 17,613; and J. Michael Walz — 10,709.

(2)	The amounts shown in column (g) reflect premiums paid by the Company on the split-dollar BOLI policy described above allocable to the death benefit assigned to each director’s beneficiaries.

(3)	Aggregate fees earned by or paid to Mr. Buis included (a) $15,000 in fees for service on the Board of Directors and committees of the Company and (b) $9,475 in fees for service on the Board of Directors and committees of State Bank.

(4)	Aggregate fees earned by or paid to Mr. Callan included (a) $16,500 in fees for service on the Board of Directors and committees of the Company and (b) $10,600 in fees for service on the Board of Directors and committees of State Bank.

(5)	Aggregate fees earned by or paid to Mr. Compo included (a) $14,500 in fees for service on the Board of Directors and committees of the Company and (b) $12,250 in fees for service on the Board of Directors and committees of State Bank.

(6)	Aggregate fees earned by or paid to Mr. Fahl included (a) $13,500 in fees for service on the Board of Directors and committees of the Company, (b) $11,425 in fees for service on the Board of Directors and committees of State Bank and (c) $4,000 in fees for service on the Board of Directors of RFCBC.

(7)	Aggregate fees earned by or paid to Mr. Fawcett included (a) $16,750 in fees for service on the Board of Directors and committees of the Company and (b) $11,750 in fees for service on the Board of Directors and committees of State Bank.

(8)	Aggregate fees earned by or paid to Mr. Hardgrove included (a) $17,500 in fees for service on the Board of Directors and committees of the Company and (b) $12,075 in fees for service on the Board of Directors and committees of State Bank.

(9)	Aggregate fees earned by or paid to Ms. Kissner included (a) $15,750 in fees for service on the Board of Directors and committees of the Company and (b) $12,925 in fees for service on the Board of Directors and committees of State Bank.

(10)	Aggregate fees earned by or paid to Mr. Sauer included (a) $13,750 in fees for service on the Board of Directors and committees of the Company and (b) $10,150 in fees for service on the Board of Directors and committees of State Bank.

(11)	Aggregate fees earned by or paid to Mr. VanDemark included (a) $27,500 in fees for service on the Board of Directors and committees of the Company, (b) $11,175 in fees for service on the Board of Directors and committees of State Bank, (c) $2,000 in fees for service on the Board of Directors of RFCBC, and (d) $6,000 for service on the Board of Directors of RDSI.

(12)	Aggregate fees earned by or paid to Mr. Walz included (a) $15,750 in fees for service on the Board of Directors and committees of the Company, (b) $12,025 in fees for service on the Board of Directors and committees of State Bank, (c) $2,000 in fees for service on the Board of Directors of RFCBC, and (d) $12,000 for service on the Board of Directors of Exchange Bank.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
     To the Company’s knowledge, as of the Record date, no person or entity beneficially owned more than 5% of the outstanding common shares of the Company.
     The following table furnishes information concerning the beneficial ownership of common shares of the Company, as of the Record Date, by each current director of the Company, by each person nominated for election as a director of the Company, by each executive officer of the Company named in the Summary Compensation Table, and by all current executive officers and directors of the Company as a group:

	Amount and Nature of Beneficial Ownership (1)
			Common Shares
			Which Can Be
			Acquired Upon
			Exercise of Options
			Currently Exercisable
			or Options First
	Common		Becoming
Name of	Shares		Exercisable		Percent of
Beneficial Owner	Presently Held		Within 60 Days	Total	Class (2)

Thomas A. Buis	4,609	(5)	7,953	12,562	(4)
Thomas M. Callan	37,455	(6)	7,953	45,408	(4)
John R. Compo	43,976	(7)	10,709	54,685	1.09%
John Fahl	21,170		10,709	31,879	(4)
Robert A. Fawcett, Jr.	7,355	(8)	10,709	18,064	(4)
Richard L. Hardgrove	2,000		5,000	7,000	(4)
Kenneth A. Joyce (3)	19,280	(9)	53,519	72,799	1.43%
Rita A. Kissner	3,021		0	3,021	(4)
Mark A. Klein (3)	4,094		2,000	6,094
Thomas L. Sauer	6,418	(10)	0	6,418	(4)
Duane L. Sinn (3)	5,223	(11)	4,794	10,017
Henry R. Thiemann (3)	5,830	(12)	19,077	24,907	(4)
Steven D. VanDemark	13,869	(13)	17,613	31,482	(4)
J. Michael Walz, D.D.S.	34,953	(14)	10,709	45,662	(4)
All executive officers and directors as a group (14 persons)	209,253	(15)	160,745	369,998	7.13%

(1)	Unless otherwise noted, the beneficial owner has sole voting and investment power with respect to all of the common shares reflected in the table. All fractional common shares have been rounded to the nearest whole common share. The mailing address of each of the current executive officers and directors of the Company is 401 Clinton Street, Defiance, Ohio 43512. The mailing address of the Trustee of the Employee Stock Ownership and Savings Plan of Rurban Financial Corp. is Reliance Financial Services, 401 Clinton Street, Defiance, Ohio 43512.

(2)	The Percent of Class is based upon the sum of (a) 5,027,433 common shares outstanding on the Record Date and (b) the number of common shares, if any, as to which the named person or group has the right to acquire beneficial ownership upon the exercise of options which are currently exercisable or will become exercisable within 60 days after the Record Date.

(3)	Individual named in the Summary Compensation Table. Mr. Joyce also serves as a director of the Company.

(4)	Reflects ownership of less than 1% of the outstanding common shares of the Company.

(5)	Includes 1,863 common shares held in the name of Mr. Buis’ wife, as to which she exercises sole voting and investment power.

(6)	Includes 32,730 common shares held in a trust for the benefit of Mr. Callan’s wife as to which Mr. Callan exercises shared voting and investment power.

(7)	Includes 2,755 common shares held jointly by Mr. Compo and his wife, as to which Mr. Compo exercises shared voting and investment power.

(8)	Includes 6,198 common shares held by the Robert A. Fawcett Jr. Trust as to which Mr. Fawcett has sole voting and investment power.

(9)	Includes 100 common shares held in the name of Mr. Joyce’s son for which Mr. Joyce is custodian; and 6,221 common shares held for the account of Mr. Joyce in the Rurban ESOP.

(10)	Includes 3,104 shares held jointly by Mr. Sauer and City Beverage as to which Mr. Sauer exercises sole voting and investment power; 3,214 shares held jointly by Mr. Sauer and his wife as to which Mr. Sauer exercises shared voting and investment power; and 100 shares transferred to Mr. Sauer’s minor grandson as to which Mr. Sauer’s wife is custodian.

(11)	Includes 4,393 shares held for the account of Mr. Sinn in the Rurban ESOP.

(12)	Includes 601 common shares held jointly by Mr. Thiemann and his wife, as to which Mr. Thiemann exercises shared voting and investment power; and 4,119 common shares held for the account of Mr. Thiemann in the Rurban ESOP.

(13)	Includes 4,390 common shares held jointly by Mr. VanDemark and his wife, as to which Mr. VanDemark exercises shared voting and investment power; and 4,132 common shares held in the names of Mr. VanDemark’s children for which Mr. VanDemark is custodian.

(14)	Includes 826 common shares held by Dr. Walz and his spouse as to which Dr. Walz exercises shared voting and investment power.

(15)	See Notes (5) through (14) above.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     To the Company’s knowledge, based solely on a review of the reports furnished to the Company and written representations that no other reports were required, during the 2006 fiscal year, all filing requirements applicable to officers, directors and beneficial owners of more than 10% of the outstanding common shares of the Company under Section 16(a) of the Exchange Act were complied with, except that Mark A. Klein, Richard L. Hardgrove and Thomas L. Sauer each filed late one Form 4 report covering one transaction each.
TRANSACTIONS WITH RELATED PERSONS
Transactions Involving Management
     During the 2006 fiscal year, executive officers and directors of the Company, members of their immediate families and corporations or organizations with which they are affiliated entered into banking transactions with the Company’s subsidiaries, State Bank and The Exchange Bank, in the ordinary course of their respective businesses and in compliance with applicable federal and state laws and regulations. It is expected that similar transactions will be entered into in the future. Loans to such persons have been made on substantially the same terms, including the interest rate charged and collateral required, as those prevailing at the time for comparable transactions with persons not affiliated with the Company or its subsidiaries and in compliance with Regulation O of the federal banking laws and comparable laws of the State of Ohio. These loans have been, and are presently, subject to no more than a normal risk of uncollectibility and present no other unfavorable features. At December 31, 2006, the amount of loans (including undrawn lines of credit) outstanding to directors and executive officers of the Company and their associates as a group was $6,195,778. In addition, at December 31, 2006, loans to the individuals then serving as directors and executive officers of the Company’s subsidiaries, who were not also directors or executive officers of the Company, totaled $489,083. As of the date of this proxy statement, all of the loans described in this paragraph were performing loans.
Review, Approval or Ratification of Transactions with Related Persons
     The Executive Governance and Nominating Committee is responsible, pursuant to its Charter, for reviewing and approving any transaction between the Company and any director or officer of the Company or members of their immediate family or entities with which they are affiliated. In addition, on an annual basis, each director and executive officer is obligated to complete a “Director and Officer Questionnaire” which requires the director or executive to disclose any related party transactions or business relationships involving the Company or its subsidiaries which are required to be disclosed pursuant to Item 404 of SEC Regulation S-K.
AUDIT COMMITTEE DISCLOSURE
Role of the Audit Committee
     The Audit Committee assists the Board of Directors in fulfilling its responsibility for the oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. The Audit Committee is comprised solely of independent directors. The specific responsibilities of the Audit Committee are set forth in the Audit Committee Charter and described under the heading “MEETINGS AND COMMITTEES OF THE BOARD—Committees of the Board— Audit Committee” beginning on page 9 of this proxy statement.
     Management is responsible for the Company’s consolidated financial statements and the accounting and financial reporting processes of the Company, including the establishment and maintenance of adequate internal controls over financial reporting. The Company’s independent registered public accounting firm is responsible for auditing the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and issuing its report on the Company’s consolidated financial statements.
Appointment of Independent Registered Public Accounting Firm
     BKD, LLP (“BKD”) has been the Company’s independent auditor/independent registered public accounting firm since November 2002. On August 8, 2006, the Audit Committee selected BKD as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007. Representatives of BKD will be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.
Pre-Approval of Services Performed by Independent Registered Public Accounting Firm
     Under applicable SEC rules, the Audit Committee is required to pre-approve all audit and non-audit services performed by the Company’s independent registered public accouting firm in order to assure that they do not impair the independent registered public accouting firm’s independence from the Company. The SEC’s rules specify the types of non-audit services that an independent registered public accouting firm may not provide to its audit client and establish the Audit Committee’s responsibility for administration of the engagement of the independent registered public accouting firm. Accordingly, the

Audit Committee pre-approves all audit and permitted non-audit services proposed to be provided by the Company’s independent registered public accouting firm.
     The pre-approval of audit and non-audit services and fees of the independent registered public accouting firm may be documented by a member of the Audit Committee signing annual or periodic engagement letters that define in general terms the type of services to be provided and the range of fees that are considered acceptable for such services, or as otherwise documented in the minutes of the Audit Committee meetings. The actual compensation paid to the independent registered public accounting firm for all such pre-approved services and fees is to be reported to the Audit Committee on at least a quarterly basis. All services rendered by BKD during the 2006 fiscal year were pre-approved by the Audit Committee.
Services of the Independent Registered Public Accounting Firm for the 2006 Fiscal Year
     During the fiscal years ended December 31, 2006 and 2005, the Company paid the following amounts to BKD for audit, audit-related, tax and other services rendered:

	2006	2005

Audit Fees (1)	$154,395	$176,195
Audit-Related Fees (2)	46,597	88,027
Tax Fees (3)	27,275	20,485
All Other Fees	—	—

TOTAL	$228,267	$284,707

(1)	Audit fees consist of fees for the audit of the Company’s annual financial statements, review of interim condensed financial statements included in the Company’s Quarterly Reports on Form 10-Q, audit procedures with respect to acquisitions during the year, and services in connection with statutory and regulatory filings including annual reports on Form 10-K and registration statements on Form S-4.

(2)	Audit-related fees consist of fees for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements. These services include SAS 70 service auditors report and consultations concerning financial and reporting matters related to acquisitions.

(3)	Tax fees consist of fees for tax return preparation services and tax planning advice.
AUDIT COMMITTEE REPORT
     In fulfilling its oversight responsibilities with respect to the Company’s audited financial statements for the year ended December 31, 2006, the Audit Committee:
•	reviewed and discussed the Company’s audited financial statements with management;

•	discussed with BKD, the Company’s independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board; and

•	received the written disclosures and the letter from BKD, the Company’s independent registered public accounting firm, required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as adopted by the Public Company Accounting Oversight Board, and discussed with BKD the independent auditor’s independence.

     Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors of the Company (and the Board of Directors has approved) that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, for filing with the SEC.
THE AUDIT COMMITTEE
Robert A. Fawcett, Jr., Chairman
Thomas M. Callan
Richard L. Hardgrove
Rita A. Kissner
SHAREHOLDER PROPOSALS FOR THE 2008 ANNUAL MEETING
     Proposals by shareholders intended to be presented at the 2008 Annual Meeting of Shareholders must be received by the Corporate Secretary of the Company no later than November 8, 2007, to be eligible for inclusion in the Company’s proxy card, notice of meeting and proxy statement relating to the 2008 Annual Meeting. Upon receipt of a shareholder proposal, the Company will determine whether or not to include the proposal in the proxy materials in accordance with the applicable rules and regulations of the SEC. The SEC has promulgated rules relating to the exercise of discretionary voting authority under proxies solicited by the Board of Directors. If a shareholder intends to present a proposal at the 2008 Annual Meeting of Shareholders, and does not notify the Corporate Secretary of the Company of the proposal by January 22, 2008, the proxies solicited by the Board of Directors for use at the 2008 Annual Meeting may be voted on the proposal, without any discussion of the proposal in the Company’s proxy statement for the 2008 Annual Meeting. In each case, written notice must be given to the Corporate Secretary of the Company at the following address: Keeta J. Diller, Corporate Secretary, 401 Clinton Street, Defiance, Ohio 43512.
     Shareholders desiring to nominate candidates for election as directors at the 2008 Annual Meeting must follow the procedures described under the heading “CORPORATE GOVERNANCE—Nominating Procedures” on page 7 of this proxy statement.
ANNUAL REPORT ON FORM 10-K
     The Company will provide without charge to any shareholder, upon the written request of such shareholder, a copy of the Company’s Annual Report on Form 10-K required to be filed under the Exchange Act for the Company’s fiscal year ended December 31, 2006. Such written request should be directed to Valda Colbart, Investor Relations Officer, Rurban Financial Corp., 401 Clinton Street, Defiance, Ohio 43512.
DELIVERY OF PROXY MATERIALS TO MULTIPLE SHAREHOLDERS
SHARING THE SAME ADDRESS
     Annually, the Company provides each registered shareholder at a shared address, not previously notified, with a separate notice of the Company’s intention to “household” proxy materials. Only one copy of the Company’s proxy statement for the Annual Meeting and Annual Report to Shareholders for the 2006 fiscal year is being delivered to previously notified multiple registered shareholders who share an address unless the Company has received contrary instructions from one or more of the shareholders. A separate proxy card and a separate Notice of Annual Meeting of Shareholders is being included for each account at the shared address.
     Registered shareholders who share an address and would like to receive a separate Annual Report to Shareholders for the 2006 fiscal year and/or a separate proxy statement for the Annual Meeting delivered to them, or have questions regarding the householding process, may contact Valda Colbart, Investor Relations Officer, by calling 800-273-5820, or forwarding a written request addressed to Rurban Financial Corp., Attention: Valda Colbart, Investor Relations Officer, 401 Clinton Street, Defiance Ohio 43512. Promptly upon request, additional copies of the Annual Report to Shareholders for the 2006 fiscal year and/or a separate proxy statement for the Annual Meeting will be sent. By contacting Valda Colbart, registered shareholders sharing an address can also (i) notify the Company that the registered shareholders wish to receive separate annual reports to shareholders and/or proxy statements in the future or (ii) request delivery of a single copy of annual reports to shareholders or proxy statements in the future if they are receiving multiple copies.
     Beneficial shareholders, who hold common shares through a broker, financial institution or other record holder, should contact their broker, financial institution or other record holder for specific information on the householding process as it applies to their accounts.
OTHER MATTERS
     As of the date of this proxy statement, the Board of Directors knows of no other business to be presented for action by the shareholders at the Annual Meeting other than those discussed in this proxy statement. If any other matter is properly presented at the Annual Meeting, or at any adjournment of the Annual Meeting, the persons named as proxies in the enclosed proxy card solicited by the Board of Directors may vote the common shares represented by such proxy card on such matters in accordance with their best judgment in light of the conditions then prevailing.
     IT IS IMPORTANT THAT PROXIES BE VOTED AND RETURNED PROMPTLY. EVEN IF YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, PLEASE FILL IN, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD PROMPTLY.

March 7, 2007	By Order of the Board of Directors,

Kenneth A. Joyce
President and Chief Executive Officer

☒	PLEASE MARK VOTES AS IN THIS EXAMPLE	REVOCABLE PROXY RURBAN FINANCIAL CORP.

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON APRIL 19, 2007
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     The undersigned holder(s) of common shares of Rurban Financial Corp. (the “Company”) hereby constitutes and appoints Kenneth A. Joyce and Duane L. Sinn, or either of them, the Proxy or Proxies of the undersigned, with full power of substitution, to attend the Annual Meeting of Shareholders of the Company (the “Annual Meeting”) to be held on Thursday, April 19, 2007, at the Eagles Club (First Floor), 711 W. Second Street, Defiance, Ohio at 10:00 A.M., local time, and any adjournments) thereof, and to vote all of the common shares of the Company which the undersigned is entitled to vote at such Annual Meeting or at any adjournment(s) thereof, as follows:

Please be sure to sign and date this Proxy in the box below.	Date

Shareholder sign above	Co-holder (if any) sign above

		For	With- hold	For All Except
1.	To elect three (3) directors to serve for terms of three years each:	☐	☐	☐

Thomas M. Callan	Richard L. Hardgrove	Steven D. VanDemark
INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below.

2.	In their discretion, the Proxies are authorized to vote upon such other matters as may properly come before the Annual Meeting (none known at the time of solicitation of this proxy) or any adjournment(s) thereof.
     WHERE A CHOICE IS INDICATED, THE COMMON SHARES REPRESENTED BY THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED OR NOT VOTED AS SPECIFIED. IF NO CHOICE IS INDICATED, THE COMMON SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED IN ITEM NO. 1 AS DIRECTORS OF THE COMPANY. IF ANY OTHER MATTERS ARE PROPERLY BROUGHT BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT(S) THEREOF OR IF A NOMINEE FOR ELECTION AS A DIRECTOR NAMED IN THE PROXY STATEMENT IS UNABLE TO SERVE OR FOR GOOD CAUSE WILL NOT SERVE, THE COMMON SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN THE DISCRETION OF THE PROXIES ON SUCH MATTERS OR FOR SUCH SUBSTITUTE NOMINEE(S) AS THE DIRECTORS MAY RECOMMEND.
     All proxies previously given or executed by the undersigned are hereby revoked. The undersigned acknowledges receipt of the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement for the Annual Meeting and the Annual Report to Shareholders for the fiscal year ended December 31, 2006.
     Please sign exactly as your name appears hereon. When common shares are registered in two names, both shareholders should sign. When signing as executor, administrator, trustee, guardian, attorney or agent, please give full title as such. If the shareholder is a corporation, please sign in full corporate name by President or other authorized officer. If the shareholder is a partnership, please sign in partnership name by authorized person. (Please note any change of address on this proxy.)

é Detach above card, sign, date and mail in postage paid envelope provided. é
RURBAN FINANCIAL CORP.

     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF RURBAN FINANCIAL CORP. IT IS IMPORTANT THAT PROXIES BE VOTED AND RETURNED PROMPTLY. EVEN IF YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, PLEASE FILL IN, DATE, SIGN AND RETURN THE PROXY PROMPTLY USING THE ENCLOSED SELF-ADDRESSED ENVELOPE. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON IF YOU WISH TO DO SO.
IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.